Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

            1.            Purpose of Agreement.  The intent of this Separation Agreement and General Release (“Agreement”) is to mutually, amicably and finally resolve and compromise all issues and claims surrounding the employment of David Loftus (“Mr. Loftus”) with Intersil Corporation or one of its subsidiaries (collectively, the “Company”) and the termination thereof.  Mr. Loftus and the Company are sometimes referred to collectively as the “Parties” and each individually as a “Party”.  This Agreement becomes effective on the eighth day after it is executed by Mr. Loftus (“Effective Date”).    THE COMPANY IS NOT AUTHORIZED TO ENTER INTO THIS AGREEMENT UNTIL THE TERMS AND CONDITIONS OF THE AGREEMENT HAVE BEEN REVIEWED AND APPROVED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF INTERSIL.

            2.            Termination of Employment.    Mr. Loftus’ employment as SVP, Worldwide Sales with the Company will terminate no later than Friday, September 27, 2013 (the last date of Mr. Loftus’ employment being referred to herein as the  “Termination Date”).    During the period of time from July 18, 2013 to the Termination Date,  Mr. Loftus will perform all of his job responsibilities in a manner acceptable to the Company’s Chief Executive Officer. The Company will pay Mr. Loftus the cash equivalent of any accrued, unused vacation time as of the Termination Date.    Neither Mr. Loftus’ continuing participation in any equity or benefit programs nor Mr. Loftus’ execution of this Agreement will assure Mr. Loftus continued employment for any particular period of time.

            3.            Severance Benefits. Provided that (i) Mr. Loftus has not, prior to September 27, 2013, terminated his employment with the Company; (ii) the Company has not, prior to September 27, 2013, reasonably determined that Mr. Loftus’ employment should be terminated for failure to perform; and (iii) Mr. Loftus has executed this Agreement and the Employee Release Agreement (attached hereto as Exhibit A and incorporated herein by reference), Mr. Loftus will receive the severance benefits set forth in Sections 4 through 8 of this Agreement (the “Severance Benefits”). Should any of the Severance Benefits be provided to Mr. Loftus and Mr. Loftus fail to execute this Agreement within the Waiting Period (as defined in Section 16 of this Agreement) and the Employee Release Agreement or should Mr. Loftus execute and subsequently revoke the Agreement as provided herein or the Employee Release Agreement, Mr. Loftus will immediately reimburse the Company for all amounts paid to Mr. Loftus or paid on his behalf by the Company after the Termination Date, except for those wages, reimbursed expenses, and benefits earned by Mr. Loftus through the Termination Date. Mr. Loftus acknowledges and agrees that, but for his execution of this Agreement and the Employee Release Agreement, Mr. Loftus would not otherwise be entitled to the Severance Benefits.

4.        Separation Payments:

a)

The Company shall pay Mr. Loftus a lump sum payment in the amount of $329,000 (gross).  This lump sum payment consists of Mr. Loftus’ base pay for

Exhibit 10.1

six (6) months and his incentive target pay for six (6) months. The lump sum payment will be provided to Mr. Loftus as soon as administratively possible, but no earlier than 21 days after Mr. Loftus executes the Employee Release Agreement, and providing Mr. Loftus has not rescinded the Agreement as provided herein.

b)

In the event that the Company terminates Mr. Loftus’ employment prior to September 27, 2013 without a reasonable determination Mr. Loftus’ employment should be terminated for failure to perform, the Company shall pay to Mr. Loftus an amount equal to his base pay for the period beginning with the day following his termination and ending on September 27, 2013; and

c)	All payments made pursuant to this Section 4 will be made after deducting all legally required state and federal withholdings.

5.         Stock Options: Stock options issued to Mr. Loftus prior to the Termination Date under the Company’s 2008 Equity Compensation Plan, as amended (the “Plan”), will continue to vest through April 2, 2014.  Any unvested stock options held by Mr. Loftus after April 2, 2014 will no longer be exercisable by Mr. Loftus and will be cancelled.  Mr. Loftus will have 90 calendar days immediately following the vesting of any stock options to exercise such stock options.  After such 90-day period any unexercised vested stock options held by Mr. Loftus will no longer be exercisable and will expire.

6.        Restricted Stock Units (RSUs)/Deferred Stock (DSUs): Unvested RSUs and unvested DSUs held by Mr. Loftus will continue to vest through April 2, 2014.  Any RSUs and DSUs held by Mr. Loftus that have not become vested as of April 2, 2014 will expire and be forfeited. All RSUs and DSUs that have become vested as of April 2, 2014 will be distributed as quickly as administratively possible, but in no event prior to the eighth day following Mr. Loftus’ execution of this Agreement.

7.        Market Stock Units (MSUs) and Market Stock Options (MSOs): MSUs and MSOs awarded to Mr. Loftus under the Company’s 2012 and 2013 Market Stock Units Program (MSU Program) will continue to vest until the Termination Date.  MSUs and MSOs held by Mr. Loftus that have not become vested as of the Termination Date will expire and be forfeited.

8.         Welfare Benefits.    Mr. Loftus will receive continuing insurance coverage for him and his family through September 30, 2013 provided under the Company’s medical, dental and vision plans at the cost to Mr. Loftus immediately prior to the Termination Date,  but only for those plans in which Mr. Loftus and his family were enrolled as of the Termination Date (“Welfare Benefits”).  Beginning October  1, 2013,  Mr. Loftus will be eligible for medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA).  For the period beginning October 1, 2013 and ending March 31, 2014,  Mr. Loftus will be eligible to receive these benefits at a subsidized rate equal to the cost to Mr. Loftus immediately prior to the Termination Date, provided that Mr. Loftus timely elects COBRA medical coverage.  The subsidized COBRA rates pursuant to this Section 8 will cease if Mr. Loftus becomes employed

Exhibit 10.1

by another employer prior to March 31, 2014.  Any life insurance that Mr. Loftus had through Intersil’s life insurance program as of the Termination Date will cease as of September 27, 2013.  Mr. Loftus can choose to convert his current life insurance coverage per the terms of Intersil’s life insurance conversion program through CIGNA.

9.         Mr. Loftus’ Consideration and Employee Release Agreement.    Mr. Loftus will, as of the Termination Date, execute the Employee Release Agreement attached hereto as Exhibit A, provided that such Employee Release Agreement has become binding and effective in accordance with the terms thereof on or before the twenty-first (21st) day following the Termination Date. Such Employee Release Agreement will specifically relate to all of Mr. Loftus’ rights and claims, whether he is aware of them or not at the time of such execution and shall confirm Mr. Loftus’ obligations under any proprietary information agreement with the Company.  In the event that Mr. Loftus does not execute the Employee Release Agreement such that it is binding and effective (and all applicable revocation periods have expired) within twenty-one (21) days following the Termination Date, no further Severance Benefits will be payable under this Agreement.

10.      Proprietary / Confidential Information.      Mr. Loftus acknowledges and agrees that Mr. Loftus remains bound by the terms of the Company’s employee  agreement concerning Intersil proprietary and confidential information, which Mr. Loftus executed as a condition of employment, whose terms are incorporated herein by reference.  Mr. Loftus acknowledges that Mr. Loftus’ services for the Company have, may, or will, prior to and through the Termination Date, bring Mr. Loftus into close contact with confidential affairs of the Company, such as information not readily available to the public concerning the Company’s finances and operating results, its markets, personnel, operational methods and other business affairs and methods, technical data, computer software and other proprietary intellectual property, other information not readily available to the public, and plans for future developments relating thereto.  In recognition of the foregoing, Mr. Loftus covenants and agrees that Mr. Loftus will keep secret all confidential matters of the Company and its subsidiaries known to Mr. Loftus which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company, wherever located, except with the Company’s prior written consent, nor use such confidential matters for any purpose.

11.        Confidentiality of Agreement.    Mr. Loftus agrees that the terms and conditions of this Agreement are strictly confidential and he will not disclose, discuss or reveal the existence or the terms of this Agreement to any persons, entities or organizations other than his spouse, his attorneys and accountants or as required by court order.

12.        Interpretation and Construction of Agreement.  This Agreement will be construed, interpreted, and governed in accordance with the laws of the State of Florida without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Florida to the rights and duties of the parties.  Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually prepared Agreement.

Exhibit 10.1

            13.            No Admission of Liability.  By entering into this Agreement, the Company is not admitting to any liability, wrongdoing or legal violation whatsoever with regard the employment relationship between the parties or with respect to any claims released herein.  The Company expressly denies any and all such liability and wrongdoing.

14.          Non-Disparagement.  Mr. Loftus agrees that he will not engage in any conduct that is injurious to the Company's reputation and interests, including but not limited to disparaging (or inducing or encouraging others to disparage) the Company or any of its directors, officers, employees or agents.  The Company agrees not to engage in any disparagement of Mr. Loftus.  Notwithstanding the above, neither the Mr. Loftus nor the Company will be prohibited from providing truthful information in response to a subpoena or other legal process.

15.         Non-Solicitation and Non-Compete.  Mr. Loftus agrees that he will not:

a)

for a period of twelve (12) months from the Termination Date,  solicit or induce, or cause to solicit or induce, directly or indirectly, any employees,  consultants or agents of the Company, to leave the Company or in any way modify their relationship with the Company.  This restriction includes disclosing any information concerning the Company's employees, including without limitation, names, contact information, job responsibilities, skills and performance ratings.

b)

for a period of twelve (12) months from the Termination Date,  knowingly and willfully interfere, directly or indirectly, with any business relationship between the Company, on the one hand, and any other person or entity, on the other hand.

c)

for the period beginning on the day after the Termination Date and ending on April 2, 2014, directly or indirectly participate in, engage in or hold any interest in, or otherwise deal or become associated with, any business that is engaged in offering products or services related to products or services that are in fact competitive with the products or services being offered by Intersil, or with respect to which Intersil has taken active steps to offer, on the Termination Date.  The non-compete covenant in the preceding sentence shall apply in the geographic areas of:  (i) the counties of Santa Clara, San Mateo, San Diego, Orange and San Francisco of California; (ii) California; (iii) the counties of Bexar, Dallas, Harris and Travis of Texas; (iv) Texas; (v) the Unites States of America; and (vi) the world.

In the event Intersil reasonably determines that Mr. Loftus is in breach of his obligations under this Section 15, he will, upon written demand from Intersil, immediately pay back to the Company the lump sum payment of $329,000 made to him pursuant to Section 4.

            16.            Waiting Period.  Pursuant to the Age Discrimination in Employment Act and the

Exhibit 10.1

Older Workers’ Benefit Protection Act, the Company hereby advises Mr. Loftus to consult with an attorney prior to signing this Agreement.  The Company also advises Mr. Loftus that he has up to twenty-one (21) days within which to consider whether he should sign this Agreement (the “Waiting Period”).  Mr. Loftus may execute the Agreement at any time within this 21-day period.  In addition, should Mr. Loftus choose to sign the Agreement, he will have seven (7) days following the date on which he signed the Agreement to revoke it by faxing a written revocation to Vern Kelley, Intersil’s Senior Vice President,  Human Resources, facsimile number 321-729-1007.  This Agreement does not become effective until after this seven-day revocation period has elapsed.

17.         Complete and Voluntary Agreement.    Mr. Loftus acknowledges that: he has read and understands this Agreement; that he has had the opportunity to seek legal counsel of his own choosing and to have the terms of the Agreement fully explained to him and may have been assisted by legal counsel in the negotiation of the terms of this Agreement; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion.

18.         Savings Clause.  Should any of the provisions of this Agreement be determined to be invalid or unenforceable by a court or government agency of competent jurisdiction, it is agreed that such determination will not affect the enforceability of the other provisions herein.  The parties intend that this Agreement be enforced to the fullest extent permitted by law and agree that it does not cover claims which cannot be released as a matter of law.

19.         Scope of Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  Except as expressly provided herein and except for the terms of the Employee Agreement concerning Intersil’s proprietary and confidential information, this Agreement supersedes and renders null and void any and all prior agreements between Mr. Loftus and the Company.    No provision of this Agreement may be waived except by a writing signed by the Party to be charged, nor may this Agreement be amended except by a writing executed by both Parties.

20.        Mediation & Arbitration.    All claims or disputes relating to this Agreement or Mr. Loftus’ employment with the Company including but not limited to any disputes or claims relating to Mr. Loftus’ compensation, benefits, promotions, demotions, discipline, treatment, adverse employment actions, discharge and other terms and conditions of Mr. Loftus’ employment which cannot be settled through direct discussions, will be submitted to mediation administered by the National Arbitration Forum under its rules in effect on the date of this Agreement.  If such claim or dispute cannot be settled by mediation, the Company and Mr. Loftus agree to settle the claim or dispute by binding arbitration before a single arbitrator in accordance with the rules of the National Arbitration Forum in effect on the date of this Agreement.  The Company and Mr. Loftus hereby waive any right to a jury trial in favor of arbitration of any such claims or disputes including any and all claims for compensation or

Exhibit 10.1

benefits of any kind, breach of contract, discrimination, harassment, retaliation, any tort of any nature, and any and all claims arising under any federal, state or local statute, law, ordinance or regulation, including but not limited to the Civil Rights Act of 1866, 1964 (Title VII) and 1991, the Age Discrimination and Employment Act of 1967, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, and all amendments to such laws; except an action for damages or injunctive relief to enforce any non-disparagement and non-solicitation provisions of this Agreement or those related to the breach or threatened breach of the Company’s Employee Agreement may, at the Company’s discretion, be brought in any court having jurisdiction thereof or be settled by arbitration pursuant to this section.  Any award entered by the arbitrator, including awards for monetary damages and injunctive relief, will be final and binding and judgment may be entered thereon by any party in any court of competent jurisdiction.  The Federal Rules of Civil Procedure and the Federal Rules of Evidence will apply to any arbitration proceedings and the arbitrator will have the power to decide any motions brought by Mr. Loftus or the Company including motions for summary judgment.  The arbitrator will have the power to award attorney’s fees and costs available under applicable law.  Except as otherwise agreed by the Company and Mr. Loftus, all mediation and arbitration proceedings will be held in Brevard County, Florida.

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A FULL RELEASE OF LEGAL CLAIMS, BOTH KNOWN CLAIMS AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned Parties have executed the foregoing Agreement.

/s/ David Loftus
David Loftus
Dated: July 18, 2013

INTERSIL CORPORATION:

/s/ Vern Kelley
Vern Kelley SVP, Human Resources

Authorized Representative’s Name
Dated: July 18, 2013

Exhibit 10.1

                                                                                    Exhibit A

Employee Release Agreement

            Except as otherwise set forth in this Employee Release Agreement (the “Agreement”), I, David Loftus, hereby release, acquit and forever discharge Intersil Corporation (the “Company”), its subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; The federal Civil Rights Act of 1991, as amended; 42 U.S.C. § 1981; the Unruh Act; the Whistleblower Protection Act; the Federal False Claims Act; the Rehabilitation Act of 1973; the Equal Pay Act; the Older Workers’ Benefit Protection Act; the Employment Retirement Income Security Act; the California Family Right Act; the Family and Medical Leave Act; the California Labor Code and all other local, state, and federal laws and regulations relating to or governing employment; any and all claims for attorneys’ fees or costs; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; constructive discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

            I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company or any other related party identified above.  Accordingly, I agree and acknowledge that the above general release provision applies not only to claims that are presently known,

Exhibit 10.1

suspected, or disclosed to me, but also to claims that are presently unknown, unsuspected, or undisclosed to me.  I acknowledge that I am assuming the risk that the facts may turn out to be different from what I believe them to be and agree that the general release in this Agreement shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

          I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following my execution of this Agreement to revoke the Agreement by providing written notice to the Company; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date.

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A FULL RELEASE OF LEGAL CLAIMS, BOTH KNOWN CLAIMS AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned Parties have executed the foregoing Agreement.

DAVID LOFTUS                                                            INTERSIL CORPORATION

By:
Dated:	Title:
Date: